EXHIBIT 99.2

Sontra Medical Corporation

Pre-Emptive Rights Granted to Purchasers of Series A Preferred Stock

1.	Pre-emptive Rights.

(a) If, prior to the third anniversary of the Closing Date, the Company proposes to issue, grant or sell any Common Stock, Options or Convertible Securities and any other equity or equity-linked securities or debt which is convertible into equity or in which there is an equity component, including, but not limited to, any additional issuances of Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred”), and warrants (the “Common Stock Warrants”) to purchase one share of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”) issued in connection therewith (the “Pre-emptive Shares”), the Company shall first give to each of the Rights Holders a written notice to the address on record with the Company (or such other address as such Rights Holder may designate from time to time in writing to the Company) setting forth in reasonable detail the price and other terms on which such Pre-emptive Shares are proposed to be issued or sold, the terms of such Pre-emptive Shares and the amount thereof proposed to be issued, granted or sold. Each of the Rights Holders shall thereafter have the pre-emptive right, upon written notice given to the Company no later than ten (10) days after receipt of the Company’s notice, to purchase the number of such Pre-emptive Shares set forth in such Rights Holder’s notice (up to such Rights Holder’s Proportionate Share) for the price and other terms set forth in the Company’s notice. Any notice by a Rights Holder exercising the right to purchase Pre-emptive Shares pursuant hereto shall constitute an irrevocable commitment to purchase from the Company the Pre-emptive Shares (up to such Rights Holder’s Proportionate Share) specified in such notice. The closing of the purchase of Pre-emptive Shares by the Rights Holders shall take place on such date, no more than thirty (30) days after the expiration of the ten-day period referred to above, as the Company may determine; provided, that the Company shall give the purchasing Rights Holders prompt prior notice of such date. To the extent that a Rights Holder does not exercise its pre-emptive right to the full extent of its Proportionate Share, each other Rights Holder shall have the right to purchase the Pre-emptive Shares that such non-purchasing Rights Holder was entitled to, but did not, purchase in proportion to each other such Rights Holder’s respective Proportionate Share.

From the expiration of the ten-day period first referred to above and for a period of ninety (90) days thereafter, the Company may offer, issue, grant and sell to any Person Pre-emptive Shares having the terms set forth in the Company’s notice relating to such Pre-emptive Shares for a price and other terms no less favorable to the Company, and including no less cash, than those set forth in such notice (without deduction for reasonable underwriting, sales agency and similar fees payable in connection therewith); provided, however, that the Company may not issue, grant or sell Pre-emptive Shares in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by the Rights Holders upon exercise of their pre-emptive rights.

(b) For purposes hereof, “Proportionate Share” means, with respect to a Rights Holder, as applied to the dollar amount of the subject issuance, grant or sale of Pre-emptive Shares; (i) on or before the first anniversary of the Closing Date, the product of (1) 66.67% multiplied by (2) a fraction, the numerator of which is the total number of shares of Common Stock owned by such Rights Holder (on as converted/exercised basis) and the denominator of which is the total number of shares of Common Stock owned by all of the Rights Holders then exercising their pre-emptive rights hereunder (on as converted/exercised basis); and (ii) after the first anniversary of the Closing Date, a fraction, the numerator of which is the total number of shares of Common Stock owned by such Rights Holder (on as converted/exercised basis) and the denominator of which is the total number of shares of Common Stock then issued and outstanding (on as converted/exercised basis).

(c) The provisions hereof shall not apply to (i) the grant or exercise of any stock, options or warrants which may hereafter be granted or exercised under any equity incentive plan of the Company now existing or to be implemented in the future which is approved in good faith by the Board of Directors of the Company or a committee of non-employee directors established for such purpose; (ii) the conversion of the Series A Preferred or the exercise of the Common Stock Warrants issued in connection therewith; (iii) the issuance of additional shares of Series A Preferred and Common Stock Warrants issued in connection therewith on or prior to October 31, 2003; (iv) the issuance of securities pursuant to a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended; (v) the issuance of securities in connection with a bona fide business acquisition; (vi) the issuance of stock, warrants or other securities or rights to persons or entities in connection with commercial lease lines or bank financing provided that such issuances are primarily for purposes other than equity financing; or (vii) the issuance of securities in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements (but excluding any sale of substantially all of the Company’s assets or any merger or consolidation of the Company into or with another entity in which the holders of the capital stock of the Company immediately prior to such merger or consolidation do not hold at least fifty percent (50%) in voting power of the surviving corporation).

(d) A Rights Holder shall only have the pre-emptive rights under this Section 1 for so long as such Rights Holder holds shares of Series A Preferred.

2.	Definitions. As used herein, the following terms shall have the following meanings:

“Closing Date” shall mean September 15, 2003.

“Company” shall mean Sontra Medical Corporation, a Minnesota corporation.

“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Rights Holders” shall mean the holders of Series A Preferred, other than Xmark Fund, L.P., Xmark Fund, Ltd., SDS Merchant Fund, LP and OTAPE Investments LLC.

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